Exhibit 99.1

FIRST1BANCORP

News Release

For Immediate Release:	For More Information,
January 24, 2006	Contact: James H. Garner
910-576-6171

First Bancorp Reports
Fourth Quarter and Annual Earnings

TROY, N.C. - First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced fourth quarter net income today of $5,431,000, or $0.38 per diluted share, for the three months ended December 31, 2005 compared to net income of $5,311,000, or $0.37 per diluted share, for the fourth quarter of 2004. Net income for the year ended December 31, 2005 amounted to $14,108,000, or $0.98 per diluted share, compared to the net income of $20,114,000, or $1.40 per diluted share, reported for 2004. As discussed below, the annual earnings for 2005 were significantly impacted by a third quarter contingency loss accrual related to income tax exposure amounting to $6,320,000 (after-tax), or $0.44 per diluted share.

For the fourth quarter of 2005, the Company’s return on average assets was 1.22% compared to 1.31% for the fourth quarter of 2004. The return on average equity for the fourth quarter of 2005 amounted to 13.94% compared to 14.07% for the fourth quarter of 2004. The Company’s net interest margin for the fourth quarter of 2005 was 4.37% compared to 4.32% in the fourth quarter of 2004. The Company’s ratio of nonperforming assets to total assets at December 31, 2005 was 0.17% compared to 0.32% as of December 31, 2004.

During the third quarter of 2005, the Company recorded a contingency tax loss accrual amounting to $6,320,000, or $0.44 per diluted share, net of the federal tax benefit. The loss was accrued to reserve for an operating structure involving a real estate investment trust (REIT) that resulted in a reduction of the Company’s state tax liability, which the North Carolina Department of Revenue has indicated it will challenge. The Company continues to undergo a tax audit by the North Carolina Department of Revenue. The REIT operating structure was established based on consultations with the Company’s tax advisors, and the Company believes its state tax returns complied with the relevant North Carolina tax statutes. Therefore, the Company will devote all reasonable resources to minimize any ultimate liability. The Company does not believe that there is any additional exposure related to this item beyond the amount of the accrual other than ongoing interest on the unpaid taxes amounting to $48,000 per quarter (after-tax). The aspects of the Company’s REIT operating structure that have been questioned by the State of North Carolina were discontinued as of January 1, 2005, and thus the Company’s effective tax rate for 2005, excluding the contingency accrual, of approximately 38%-39%, is expected to be indicative of future periods.

Total assets at December 31, 2005 amounted to $1.80 billion, 9.9% higher than a year earlier. Total loans at December 31, 2005 amounted to $1.48 billion, an increase of $116 million, or 8.5%, from a year earlier. Total deposits amounted to $1.49 billion at December 31, 2005, an increase of $106 million, or 7.6%, from a year earlier. Deposit growth would have been higher had the Company not paid off, without renewing, $50 million in brokered deposits that were outstanding at December 31, 2004 and matured during 2005. The Company had no brokered deposits outstanding at December 31, 2005.

The growth in loans and deposits was the primary reason for the increases in the Company’s net interest income when comparing the quarterly and annual periods in 2005 to the comparable periods of 2004. Net interest income for the fourth quarter of 2005 amounted to $17.9 million, an 11.4% increase over the $16.1 million recorded in the fourth quarter of 2004. Net interest income for the year ended December 31, 2005 amounted to $68.6 million, an 11.9% increase over the $61.3 million recorded in 2004.

The Company’s net interest margins (tax-equivalent net interest income divided by average earning assets) realized for the three and twelve months ended December 31, 2005 were slightly higher than the net interest margins realized for the comparable periods in 2004 as a result of the rising interest rate environment. The Company’s net interest margin for the fourth quarter of 2005 was 4.37% compared to 4.32% for the fourth quarter of 2004. The Company’s net interest margin for the year ended December 31, 2005 was 4.33% compared to 4.31% for 2004. The positive impact of the rising interest rate environment on the Company’s net interest margin has been largely offset by the mix of the Company’s deposit growth being more concentrated in the categories of time deposits and time deposits greater than $100,000, the Company’s highest cost categories of deposits.

The Company’s provision for loan losses did not vary significantly when comparing the quarterly and annual periods ended December 31, 2005 to the comparable periods in 2004. The Company’s provision for loan losses for the fourth quarter of 2005 was $925,000 compared to $825,000 for the fourth quarter of 2004. For the year ended December 31, 2005, the provision for loan losses was $3.0 million compared to $2.9 million for 2004. During the fourth quarter of 2005, the collection process for several of the Company’s large nonperforming loan relationships reached a conclusion. As a result, the Company’s net charge-offs for the fourth quarter of 2005 were $1.1 million, or 0.29% of average loans (annualized), which is a higher ratio than the Company has historically experienced. Loss reserves related to these loans had been established in prior periods, and thus the higher net-charge offs had a minimal impact on the amount of the provision for loan losses recorded in the fourth quarter of 2005. The ratio of net-charge offs to average loans for the year ended December 31, 2005 was 0.14%, which is the same as it was for the year ended December 31, 2004. Primarily as a result of the resolution of the aforementioned loans, the Company’s ratio of nonperforming assets to total assets of 0.17% at December 31, 2005 compares favorably to the 0.32% ratio at December 31, 2004 and is the lowest it’s been in over five years.

Noninterest income amounted to $3,803,000 for the fourth quarter of 2005, a 1.1% decrease from $3,844,000 recorded in the fourth quarter of 2004. Noninterest income for the year ended December 31, 2005 amounted to $15,004,000, a decrease of 5.3% from the $15,845,000 recorded in 2004. The decrease in 2005 is partly a result of lower service charges on deposit accounts. Service charges on deposit accounts have decreased primarily as a result of the negative impact that higher short term interest rates have on the service charges that the Company earns from its commercial depositors - in the Company’s commercial account service charge rate structure, commercial depositors are given “earnings credits” (negatively impacting service charges) on their average deposit balances that are tied to short term interest rates. In comparing the fourth quarter of 2005 to the same period of 2004, the lower commercial service charge fees were offset by higher insufficient funds fee income, resulting in a slight increase in service charges on deposit accounts.

Also, in 2005 the Company recorded significantly lower “securities gains” and “other gains” compared to 2004. For the three months ended December 31, 2005, the Company recorded a combined net loss of $85,000 for these two line items compared to a net gain of $91,000 for the fourth quarter of 2004, a negative change of $176,000. For the year ended December 31, 2005, the Company recorded a combined net loss of $258,000 for these two line items compared to a net gain of $648,000 in 2004, a negative change of $906,000. In 2004, these items were positively impacted by a third quarter gain on the sale of a former bank branch building amounting to $351,000 and by gains from sales of securities occurring throughout the year that amounted to $299,000 for the fiscal year.

Noninterest expenses amounted to $12.2 million in the fourth quarter of 2005, an 8.0% increase over the $11.3 million recorded in the fourth quarter of 2004. Noninterest expenses for the year ended December 31, 2005 amounted to $47.6 million, a 9.0% increase from the $43.7 million recorded in 2004. The increase in noninterest expenses is primarily attributable to costs associated with the Company’s overall growth in loans, deposits and branch network. Also, the Company’s Sarbanes-Oxley compliance costs amounted to $146,000 and $832,000 for the three and twelve months ended December 31, 2005 compared to $118,000 and $193,000 in the comparable periods of 2004, respectively.

The Company’s income tax expense for the year ended December 31, 2005 includes the previously discussed contingency accrual of $6,320,000. During periods that did not include this accrual, the Company’s effective tax rate in 2005 has generally been approximately 38%-39% compared to approximately 34%-35% in 2004. The higher effective tax rate in 2005 compared to 2004 is the result of the Company discontinuing, effective January 1, 2005, the operating structure involving a real estate investment trust (REIT) that gave rise to the third quarter contingency tax accrual. The Company expects its effective tax rate to continue to be in the 38-39% range for the foreseeable future.

James H. Garner, President and CEO of First Bancorp, commented on today’s earnings report, “I am pleased to report that the Company finished 2005 strong. The Company’s fourth quarter net interest margin was the highest that it’s been in almost two years, sound asset quality got even better, and we continue to experience good growth. I am optimistic that we can carry this positive momentum into 2006.”

Mr. Garner continued, “In 2005, we also made significant investments for the future. In the fourth quarter of 2005, the Company opened two new loan production offices, one in Mooresville, North Carolina and one in Wilmington, North Carolina, which are both new markets for the Company. We have loan officers in place in those two markets who have already generated substantial new business. Also, in the fourth quarter, the Company opened a new full service branch in Thomasville to complement our existing branch in that town. In total in 2005, the Company opened two new full service branches, two loan production offices, and moved three branches to new, improved locations.”

“And I hope that everyone saw our announcement yesterday that we have entered into an agreement to acquire a First Citizens branch in Dublin, Virginia. Dublin fits nicely into our existing Virginia franchise, a market in which we have been very successful,” added Mr. Garner.

Mr. Garner noted the following corporate developments:

•
As just discussed, on January 23, 2006 the Company announced that it had entered into an agreement to purchase a bank branch from First Citizens Bank in Dublin, Virginia. The branch has approximately $20 million in deposits. The transaction is expected to be completed in the second quarter of 2006.

•	On November 7, 2005, the Company opened a new branch in Thomasville, North Carolina, located in the Liberty Square Shopping Center. This is the Company’s second branch in Thomasville.

•	On November 1, 2005, the Company opened a loan production office in Wilmington, North Carolina. The office is located in the Landfall Executive Suites. This is a new market for the Company.

•	On October 15, 2005, the Company opened a loan production office in Mooresville, North Carolina. The office is located in the Mooresville Plaza Shopping Center. This is a new market for the Company.

•
On October 3, 2005, the Company opened for business in a newly constructed building in north Asheboro located at 1724 North Fayetteville Street. This new facility replaced the previous north Asheboro branch that was located approximately one mile away at 2005 North Fayetteville Street.

•
The Company continues construction on new buildings in Angier, Mayodan, and Sanford that will replace existing branches. The new Angier branch, which is expected to open later in the first quarter of 2006, is being constructed at 415 North Raleigh Street and will replace the existing location at 20 North Broad Street. The new Mayodan facility is being constructed on the same lot as the existing branch and is expected to open in the second quarter of 2006. The new Sanford location, which is expected to open in the second quarter of 2006, is being constructed on Spring Lane next to Applebee’s and is replacing the nearby branch located in the Spring Lane Galleria.

•
On November 23, 2005, the Company announced a quarterly dividend of 18 cents per share payable on January 25, 2006 to shareholders of record on December 30, 2005. The current dividend rate is an increase of 5.9% over the dividend rate paid in the same period of 2005.

•	There was no stock repurchase activity during 2005.

First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $1.8 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 61 branch offices, with 55 branches operating in a nineteen county market area in the central piedmont region of North Carolina, 3 branches in Dillon County, South Carolina, and 3 branches in Virginia (Abingdon, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. The Company also has loan production offices in Mooresville and Wilmington, North Carolina and Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ National Market under the symbol FBNC.

Please visit our website at www.firstbancorp.com. For additional financial data, please see the attached Financial Summary.

This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.

First Bancorp and Subsidiaries Financial Summary

	Three Months Ended December 31,		Percent
($ in thousands except per share data - unaudited)	2005	2004	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$25,766	20,577
Interest on investment securities	1,419	1,102
Other interest income	555	231
Total interest income	27,740	21,910	26.6%
Interest expense
Interest on deposits	8,537	4,951
Other, primarily borrowings	1,256	842
Total interest expense	9,793	5,793	69.0%
Net interest income	17,947	16,117	11.4%
Provision for loan losses	925	825	12.1%
Net interest income after provision for loan losses	17,022	15,292	11.3%
Noninterest income
Service charges on deposit accounts	2,204	2,185
Other service charges, commissions, and fees	1,013	862
Fees from presold mortgages	325	271
Commissions from financial product sales	310	323
Data processing fees	36	112
Securities gains	3	11
Other gains (losses)	(88)	80
Total noninterest income	3,803	3,844	(1.1%)
Noninterest expenses
Personnel expense	7,096	6,543
Occupancy and equipment expense	1,536	1,425
Intangibles amortization	73	94
Other operating expenses	3,470	3,209
Total noninterest expenses	12,175	11,271	8.0%
Income before income taxes	8,650	7,865	10.0%
Income taxes	3,219	2,554	26.0%
Net income	$5,431	5,311	2.3%

Earnings per share - basic	$0.38	0.38	0.0%
Earnings per share - diluted	0.38	0.37	2.7%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$17,947	16,117
Tax-equivalent adjustment (1)	113	116
Net interest income, tax-equivalent	$18,060	16,233	11.3%

 (1)   This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax exempt status. This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary - Page 2

	Twelve Months Ended December 31,		Percent
($ in thousands except per share data - unaudited)	2005	2004	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$94,097	76,093
Interest on investment securities	5,660	4,956
Other interest income	1,672	544
Total interest income	101,429	81,593	24.3%
Interest expense
Interest on deposits	28,516	17,226
Other, primarily borrowings	4,322	3,077
Total interest expense	32,838	20,303	61.7%
Net interest income	68,591	61,290	11.9%
Provision for loan losses	3,040	2,905	4.6%
Net interest income after provision for loan losses	65,551	58,385	12.3%
Noninterest income
Service charges on deposit accounts	8,537	9,064
Other service charges, commissions, and fees	3,963	3,361
Fees from presold mortgages	1,176	969
Commissions from financial product sales	1,307	1,387
Data processing fees	279	416
Securities gains	5	299
Other gains (losses)	(263)	349
Total noninterest income	15,004	15,845	(5.3%)
Noninterest expenses
Personnel expense	27,975	25,604
Occupancy and equipment expense	6,002	5,710
Intangibles amortization	290	378
Other operating expenses	13,369	12,006
Total noninterest expenses	47,636	43,698	9.0%
Income before income taxes	32,919	30,532	7.8%
Income taxes	18,811	10,418	80.6%
Net income	$14,108	20,114	(29.9%)

Earnings per share - basic	$1.00	1.42	(29.6%)
Earnings per share - diluted	0.98	1.40	(30.0%)

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$68,591	61,290
Tax-equivalent adjustment (1)	448	475
Net interest income, tax-equivalent	$69,039	61,765	11.8%

(1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - Page 3

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
PERFORMANCE RATIOS (annualized)
Return on average assets	1.22%	1.31%	0.83%	1.30%
Return on average equity	13.94%	14.07%	9.11%	13.71%
Net interest margin - tax equivalent (1)	4.37%	4.32%	4.33%	4.31%
Efficiency ratio - tax equivalent (1) (2)	55.69%	56.14%	56.68%	56.30%
Net charge-offs to average loans	0.29%	0.14%	0.14%	0.14%
Nonperforming assets to total assets (period end)	0.17%	0.32%	0.17%	0.32%

SHARE DATA
Cash dividends declared	$0.18	0.17	$0.70	0.66
Stated book value	10.81	10.54	10.81	10.54
Tangible book value	7.35	7.04	7.35	7.04
Common shares outstanding at end of period	14,229,148	14,083,856	14,229,148	14,083,856
Weighted average shares outstanding - basic	14,212,387	14,064,422	14,165,992	14,138,513
Weighted average shares outstanding - diluted	14,385,115	14,361,437	14,360,032	14,395,152
Shareholders’ equity to assets	8.54%	9.06%	8.54%	9.06%

AVERAGE BALANCES (in thousands)
Total assets	$1,759,279	1,608,146	$1,709,380	1,545,332
Loans	1,463,468	1,352,589	1,422,419	1,295,682
Earning assets	1,639,823	1,495,139	1,593,554	1,434,425
Deposits	1,493,683	1,363,557	1,460,620	1,306,404
Interest-bearing liabilities	1,392,921	1,282,404	1,359,744	1,232,130
Shareholders’ equity	154,562	150,163	154,871	146,683

(1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2) Calculated by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income.

TREND INFORMATION
($ in thousands except per share data)
	For the Three Months Ended
INCOME STATEMENT	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004

Net interest income - tax equivalent (1)	$18,060	17,463	17,118	16,398	16,233
Taxable equivalent adjustment (1)	113	111	111	113	116
Net interest income	17,947	17,352	17,007	16,285	16,117
Provision for loan losses	925	690	845	580	825
Noninterest income	3,803	3,779	3,712	3,710	3,844
Noninterest expense	12,175	11,486	12,260	11,715	11,271
Income before income taxes	8,650	8,955	7,614	7,700	7,865
Income taxes	3,219	9,646	2,962	2,984	2,554
Net income	5,431	(691)	4,652	4,716	5,311

Earnings (loss) per share - basic	0.38	(0.05)	0.33	0.33	0.38
Earnings (loss) per share - diluted	0.38	(0.05)	0.32	0.33	0.37

(1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - Page 4

PERIOD END BALANCES (in thousands)	December 31, 2005	September 30, 2005	December 31, 2004	One Year Change
Assets	$1,801,050	1,758,034	1,638,913	9.9%
Securities	127,785	128,421	102,579	24.6%
Loans	1,482,611	1,446,185	1,367,053	8.5%
Allowance for loan losses	15,716	15,879	14,717	6.8%
Intangible assets	49,227	49,300	49,330	(0.2%)
Deposits	1,494,577	1,475,528	1,388,768	7.6%
Borrowings	100,239	101,239	92,239	8.7%
Shareholders’ equity	153,746	150,929	148,478	3.5%

	For the Three Months Ended
YIELD INFORMATION	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004

Yield on loans	6.99%	6.71%	6.47%	6.26%	6.05%
Yield on securities - tax equivalent (1)	4.82%	4.72%	5.06%	4.94%	4.72%
Yield on other earning assets	4.39%	3.84%	3.33%	2.80%	2.30%
Yield on all interest earning assets	6.74%	6.47%	6.25%	6.08%	5.86%
Rate on interest bearing deposits	2.61%	2.35%	2.09%	1.86%	1.65%
Rate on other interest bearing liabilities	5.30%	5.22%	5.27%	4.92%	3.87%
Rate on all interest bearing liabilities	2.79%	2.53%	2.27%	2.04%	1.80%
Interest rate spread - tax equivalent (1)	3.95%	3.94%	3.98%	4.04%	4.06%
Net interest margin - tax equivalent (2)	4.37%	4.32%	4.31%	4.33%	4.32%
Average prime rate	6.96%	6.42%	5.91%	5.44%	4.94%

(1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
 (2)     Calculated by dividing annualized tax equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

ASSET QUALITY DATA ($ in thousands)	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004

Nonaccrual loans	$1,640	3,330	3,806	4,249	3,707
Restructured loans	13	14	15	15	17
Accruing loans > 90 days past due	-	-	-	-	-
Total nonperforming loans	1,653	3,344	3,821	4,264	3,724
Other real estate	1,421	2,023	2,520	2,401	1,470
Total nonperforming assets	$3,074	5,367	6,341	6,665	5,194

Net charge-offs to average loans - annualized	0.29%	0.12%	0.08%	0.07%	0.14%

Nonperforming loans to total loans	0.11%	0.23%	0.27%	0.31%	0.27%

Nonperforming assets to total assets	0.17%	0.31%	0.36%	0.40%	0.32%

Allowance for loan losses to total loans	1.06%	1.10%	1.10%	1.08%	1.08%